Employment Agreement 3D Systems SA / Herbert Köck

Execution Version
Employment Agreement

between

3D Systems SA Route de l’Ancienne Paperterie, PO Box 259, CH-1723 Marly	"Employer"

and

Herbert Köck Rebmattweg 30, Merlischachen, Switzerland	"Employee"

collectively, the "Parties"
and each individually, a "Party"
Recitals

(A)
WHEREAS, commencing on September 5, 2016 (“Commencement Date”), Employer desires to employ Employee as Senior Vice President & General Manager - EMEA, subject to the terms and conditions of this employment agreement (“Agreement”); and

(B)	WHEREAS, Employee desires to be employed by Employer in the aforesaid capacity subject to the terms and conditions of this Agreement.

(C)
NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Commencement Date:

1.	Commencement of Employment
The employment shall commence on the Commencement Date, subject to the Employee obtaining a valid work certificate and a residence permit.

2.	Position, Place of Work

(a)
The Employee shall be appointed and employed by the Employer as of the Commencement Date, in a position as Senior Vice President & General Manager - EMEA, or in such other position as the Employer may assign to the Employee from time to time. The Employee shall report to those executive officers who are assigned to this position by the Board of Directors or the CEO from time to time. At all times during the term of this Agreement the Employee shall perform those duties and exercise such powers which are from time to time assigned to or vested in the Employee by the Board of Directors or the CEO, the executive officer to whom the Employee reports or that are listed in the relevant work description or in internal regulations of the Employer.

(b)
The Employee's place of work shall be initially at the Employee’s home office or such other premises as the Employer may use from time to time. The Employee's duties may require the Employee to regularly travel on business for the Employer to other locations both in Switzerland and abroad, such travel may include, where reasonably required, weekends and public holidays.

3.	Remuneration

(a)
The base salary shall be CHF 389,644 gross p.a. (pro rata), payable in 12 monthly installments of CHF 29,972.62 paid one month in arrears on or around the last calendar day in the respective month and a 13th monthly salary paid pro rata temporis in late November of each year ("Base Salary"). The Base Salary shall be the remuneration for regular working time, overtime (Überstunden), excess-overtime (Überzeit), and any other service rendered by the Employee for the Employer. The Employer shall deduct from the Base Salary the social security charges and other charges due under applicable law and the pension plan of the Employer.

(b)
The Employee shall be entitled to participate in the Employer's bonus program, if any, with an annual bonus target of 50% of Base Salary subject to the terms and conditions of such bonus program as communicated by Employer from time to time. The Employee acknowledges and agrees that the Employer may unilaterally amend or change the bonus program from time to time or discontinue a bonus program at any time. Any bonus payment shall be paid-out at such times as such payments are customarily made by the Employer. The Employer shall deduct from any bonus payment the social security charges and other charges due under applicable law and the pension plan of the Employer.

(c)
Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, bonuses, profit shares, premiums or other extra payments shall be on a voluntary basis, subject to the provision that even repeated payments without the explicit repetition of such reservation shall not create any claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

4.	Expenses

(a)
Expenses including taxis, meals when traveling, air travel and hotel accommodation costs shall be reimbursed by the Employer, against lawful invoices, provided that they were reasonably incurred by the Employee when promoting the business of the Employer and in performing services hereunder and are incurred in accordance with the policies and procedures established by the Employer from time to time.

(b)	The Employee acknowledges and agrees that he shall not be paid any compensation for the use of his home office and the respective infrastructure.

5.	Hours of Work
The hours of work are such as may be required for the proper performance of the Employee's duties, normally between 8 a.m. and 6 p.m., and at such other times as may be appropriate without any additional remuneration or the grant of extra time off or other compensation.

6.	Employee's General Obligations

(a)	The Employee shall faithfully and diligently perform his tasks, in compliance with the instructions given to him by the Board of Directors.

(b)
The Employee shall devote his full working time to the Employer and shall not undertake other professional activities, whether paid or unpaid, and/or accept other employments, positions, or any corporate function (e.g. board membership) during the term of this Agreement.

7.	Incapacity

(a)
Should the Employee be incapacitated due to illness, accident or the like to perform his duties required under this Agreement, the Employee shall notify the Employer immediately and shall provide a medical certificate evidencing such incapacity. The Employer reserves the right to require the Employee, at any time, to undergo a medical examination conducted by the Employer's medical doctor, at the Employer's expense, and to provide a medical certificate. The Employee hereby authorizes such medical doctor to disclose and discuss with the Employer the results of its examination relating to the Employee's incapacity to work.

(b)
During absence from work due to illness, accident or the like, the Employee shall be paid in accordance with Swiss law and the Zurich scheme ("Zürcher Skala") the Base Salary less any statutory sick pay or other benefits to which the Employee is entitled.

8.	Holidays

(a)	The Employee shall be entitled to 25 days of paid holiday p.a. (pro rata) in addition to the public holidays as applicable in the jurisdiction of the registered place of incorporation of the Employer.

(b)
Holidays shall be taken at times agreed with the Employer. The Employee shall give sufficient notice of intention to take holidays to his superior, of whom the written approval to the specific dates is required.

(c)	Any holiday taken shall be deducted from the most recent holiday accrued, and untaken holiday from earlier years shall forfeit in accordance with the applicable statute of limitations.

9.	Term and Termination, Probation Period, Transfer

(a)
This Agreement shall run for an indefinite period of time. It may be terminated by either Party giving three (3) months prior written notice, such notice being effective as per the relevant date of the expiry of the notice period (and, for the avoidance of doubt, not as per the end of the month following the expiry of the notice period).

(b)
The first three (3) months after the Commencement Date qualify as probation period (in accordance with Article 335b Swiss Code of Obligations) during which this Agreement may be terminated anytime upon 7 days' notice.

(c)
The Employee hereby acknowledges and agrees that the Employer may, in its sole discretion and at any time, transfer this Agreement to an affiliate in Germany. As a result of such transfer, the Employee shall automatically work for and be subject to instructions given by a new employer. All other terms and conditions (including but not limited to substantive Swiss law governing this agreement) shall remain in effect as set forth herein. Such new employer shall comply with its obligations arising under this Agreement, register itself for Swiss social security purposes and use reasonable best efforts to accede to the Employer's pension plan.

10.	Confidentiality

(a)
As used herein, "Confidential Information" shall include, but not be limited to, all technical, business and trade information of the Employer and/or any of its subsidiary, sister, and parent companies and affiliates (collectively, the "Group"), and of any third party, which is of a confidential, trade secret and/or proprietary character and which is either developed by the Employee (alone or with others) or to which the Employee has had access during his employment hereunder.

(b)
The Employee shall be prohibited at any time during the continuance of his employment hereunder or at any time thereafter to directly or indirectly disseminate, disclose, and/or use for his own purposes or for any purposes other than those of the Employer, or through any failure to exercise due care and diligence cause any unauthorized disclosure of, Confidential Information, except

(i)	as may be required by law,

(ii)	in the proper performance of the Employee's duties or

(iii)	as authorized in writing by the Employer.

(c)
Upon termination of his employment hereunder (for whatever reason) and at any other time at the Employer's request the Employee shall, without retaining any copies or other record thereof, deliver to the Employer or any person the Employer may nominate each and every document and all other material of whatever nature in the possession or under the control of the Employee containing or relating directly or indirectly to any Confidential Information.

(d)
The confidentiality undertaking set forth in this Section 10 shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Employee.

(e)
Employee shall not, during his/her employment with the Employer or at any time thereafter, use or disclose to the Employer any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and Employee shall not bring onto the Employer’s premises any unpublished document (or derivation thereof) or any other property belonging to any former employer without the prior written consent of that former employer.

11.	Intellectual Property

(a)	All intellectual property, including inventions and designs, and other proprietary work effort which the Employee either alone or in conjunction with others invents, conceives,

makes or produces while employed by the Employer (whether during working hours or not) and which directly or indirectly:

(i)	relate to matters within the scope of the Employee's duties or field of responsibility; or

(ii)	are based on the Employee's knowledge of the actual or anticipated business or interests of the Employer or any of the Group companies; or

(iii)	are aided by the use of time, materials, facilities or information of the Employer or any of the Group companies and all legal rights therein shall be the sole and exclusive property of the Employer.

(b)
The Employee shall communicate promptly and confidentially in writing to those persons authorised for the purpose by the Board of Directors and to no other persons all such inventions, designs and work effort of a proprietary nature.

(c)
The Employer reserves the right to acquire any invention, design and proprietary work effort invented, conceived, made or produced by the Employee merely on occasion of his employment activity, but not during the performance of his contractual duties. The Employer shall inform the Employee in writing within six months upon receipt of the Employee's notice pursuant to Section (b) whether it wishes to acquire the rights to such invention, design, or proprietary work effort or whether such invention, design or proprietary work effort will be released to the Employee.

(d)
The Employee shall execute and perform at the expense of the Employer both during the continuance of his employment hereunder and at all times thereafter all such applications, assignments, documents, acts and things as may reasonably be required by the Employer for the purpose of obtaining and enforcing in such countries as the Employer may direct all necessary legal protection in respect of inventions, designs and other proprietary work effort owned by the Employer and for vesting the same in the Employer or as the Employer may direct.

12.	Data Protection, Communication Infrastructure

(a)
With the execution of this Agreement, the Employee consents that the Employer may store, transfer, change and delete all personal data in connection with this employment relationship. In particular, the Employee consents to the transfer of personal data concerning the Employee by the Employer to an affiliated company of the Employer outside Switzerland also in case such affiliated company of the Employer should not be subject to data protection rules similar to the ones applicable in Switzerland.

(b)
The Employee shall comply with the Employer's policies and instructions regarding the use of the Employer's telephones and telefax, computers, e-mail system, internet services and software programmes ("Communication Infrastructure"). The Employee shall at all times refrain from using the Communication Infrastructure for any excessively private or any inappropriate or illegal purpose. The Employee acknowledges and agrees that all activities on the Communication Infrastructure are automatically saved, and that the Employer has complete access to, and may, in order to verify compliance with the Employer's policies and instructions, monitor at any time the Employee's usage of the Communication Infrastructure, including but not limited to the review of all material and e-mail correspondence and the Employees' internet usage that is saved on or performed via the Communication Infrastructure.

13.	Non-Competition, Non-Solicitation

(a)
The Employee shall not, for as long as the Employee remains an employee of the Employer and, upon written request by the Employer, during a period of one (1) year from the taking effect of the termination of this Agreement, alone, or jointly with, or as manager of, agent for, or employee of any person or as a shareholder directly or indirectly carry on or be engaged, concerned or interested in any business competitive to the business of the Group worldwide in all those countries where the Group conducts business at the time of the termination of this Agreement or twelve months prior to such termination date.

(b)
Provided that the Employer requests the Employee to comply with the non-compete undertaking set forth in Section 13(a) above, and further provided that Employee fully complies with such request, Employer shall pay to the Employee on a monthly basis after the termination of the employment having become effective as an incentive for the compliance with the non-compete undertaking an amount (gross) corresponding to one monthly instalment of the Base Salary as in force at the time of termination ("Incentive"). If the Employer releases the Employee any time prior to end of the one (1) year period, the Incentive shall be paid until such release. The Employer shall deduct from any Incentive the social security charges and other charges due under applicable law.

(c)	The Employee shall not, for as long as he remains an employee of the Group and during a period of one (1) year from the taking effect of the termination of this Agreement

(i)	solicit, induce or attempt to induce any person who is an employee of the Group to leave the Group or to engage in any business that competes with the Group;

(ii)	hire or assist in the hiring of any person who is an employee of the Group to work for any business that competes with the Group, or

(iii)	solicit, induce or attempt to induce any person or company that is a customer of the Group to discontinue or modify its customer relationship with the Employer.

14.	Liquidated Damages
For each violation of the covenants set forth in Sections 10 and/or 13, the Employee shall pay to the Employer an amount of CHF 100,000. as liquidated damages (Konventionalstrafe) plus such additional damages as may be incurred by the Employer. The payment of this sum shall not operate as a waiver of the above obligations. The Employer shall, in addition to all other damages, be entitled to obtain a court's order for specific performance, as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation.

15.	General Provisions

(a)
This Agreement and the policies, rules, and/or regulations listed in Section (d) constitute the entire agreement and understanding among the Parties with respect to the employment of the Employee with the Employer, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto. Any representation or statement (in whatever form) made to the Employee in connection with the Employee's employment not incorporated in this Agreement or the policies, rules, and/or regulations listed in Section (d) shall not be valid and have no effect.

(b)
This Agreement may only be modified or amended by a document signed by the Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision. No waiver of any violation or non-performance of this Agreement in one instance shall be deemed to be a waiver of any violation or non-performance in any other instance. All waivers must be in writing.

(c)
If any provision of this Agreement is found by any competent authority to be void, in-valid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

(d)	The following policies, rules, and/or regulations, each as amended from time to time, shall be incorporated into this Agreement by reference, and the Employee acknowledges to have received a copy of, and hereby agrees to, all such policies, rules, and/or regulations:

(i)	Code of Conduct

(ii)	Insider Trading Policy

16.	Governing Law and Jurisdiction

(a)	This Agreement, including the jurisdiction clause, shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.

(b)	Exclusive jurisdiction for all disputes arising out of or in connection with this Agreement shall be with the ordinary courts at the registered place of incorporation of the Employer.

Rock Hill, SC USA, August 24, 2016	Merilschachen, August 24, 2016
Place, Date	Place, Date
3D Systems SA	Herbert Köck
/s/ Andrew M. Johnson, Director	/s/ Herbert Koeck
Name, job title	Name, job title